Exhibit 10.9

BANCFIRST CORPORATION THRIFT PLAN

2011 AMENDMENT NUMBER ONE

ARTICLE I.

PURPOSE AND EFFECTIVE DATE

1.1 Purpose and Explanation of Amendment. BancFirst Corporation (“BancFirst”) is the Sponsor of the BancFirst Corporation Thrift Plan (the “Plan”). BancFirst intends to amend the Plan to provide for (i) eligibility of employees of Okemah National Bank (collectively “Okemah”) and (ii) permit contributions (“Roth Contributions”) to be made pursuant to Section 402A of the Internal Revenue Code of 1986 as amended.

1.2 Effective date of Amendment. This Amendment is effective as indicated herein for the respective provisions.

1.3 Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

1.4 Construction. Except as otherwise specifically provided in this Amendment, any reference to “Article” or “Section” in this Amendment refers only to Articles and Sections within this Amendment, and is not a reference to the Plan.

ARTICLE II.

ELIGIBILITY OF EMPLOYEES

2.1 Effective date. The provisions of this Article II shall be effective as of October 1, 2011.

2.2 Participation. Okemah shall be permitted to be a participating employer in the Plan effective as of October 21, 2011.

2.3 Eligibility and Vesting Service Credit for Employees of Okemah. With respect to persons who are employed by Okemah as of October 20, 2011, and continue such employment after such date, subject to the Plan’s break in service provisions, employment service with Okemah shall be counted as employment service under the Plan for purposes of determining eligibility to participate and vesting. Further, any active employee of Okemah National Bank who is a participant in the Okemah National Bank Employees 401(k) Profit Sharing Plan (the “Okemah Plan”) shall be eligible to participate in the Plan effective as of October 21, 2011.

2.4 Compensation. For purposes of allocating all Employer Contributions under the Plan, the Compensation of participants who become eligible to participate in the Plan pursuant to Section 2.3 above shall only include Compensation paid on or after October 21, 2011.

ARTICLE III.

ROTH CONTRIBUTION ARRANGEMENT

3.1 Effective Date. This Article III is effective as of July 1, 2011.

3.2 Adoption of Roth Contribution Arrangement. The Plan’s governing document is amended to provide for Roth contributions as follows:

Section 4.1(c) is amended in its entirety to read as follows:

Election to Make Roth Contributions

Roth Contributions are permitted in accordance with Section 402A of the Code. A Participant may make an election to designate 401(k) Contributions and/or Catch-Up Contributions as Roth 401(k) Contributions or Roth Catch-Up Contributions. A Participant’s Roth Contributions will be deposited in a separate Account in the Plan used to hold only Roth Contributions. No contributions other than Roth Contributions and properly attributable earnings will be credited to each Participant’s Account holding Roth Contributions and Roth Catch-Up Contributions, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such Accounts. The Plan will maintain a record of the amount of Roth Contributions in each such Account.

This amendment has been executed this 27th day of October, 2011.

BANCFIRST CORPORATION

By:	/s/ Joe T. Shockley. Jr.
Name:	Joe T. Shockley, Jr
Title:	EVP, CFO & Secretary
EMPLOYER